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                                                                    EXHIBIT 21.1

                          POLO RALPH LAUREN CORPORATION
                            SIGNIFICANT SUBSIDIARIES

All the significant subsidiaries are wholly-owned by Polo Ralph Lauren Corporation and/or one or more of its wholly-owned subsidiaries.

                                                                 Jurisdiction
                       Name                                   in which Organized

Fashions Outlet of America, Inc.                                   Delaware
PRL USA Holdings, Inc.                                             Delaware
PRL International, Inc.                                            Delaware
The Ralph Lauren Womenswear Company, L.P.                          Delaware